Exhibit 10.2

Waiver

Reference is made to that certain Share Purchase Agreement dated as of April 11, 2022, and amended as of May 30, 2022, June 10, 2022, and September 7, 2022, by and among Euda Health Limited, a British Virgin Islands business company (the “Company”), Watermark Developments Limited, a British Virgin Islands business company (“Seller”), 8i Acquisition 2 Corp., a British Virgin Islands business company (“Purchaser”), and Kwong Yeow Liew, acting as Representative of the Indemnified Parties (the “Agreement”). Capitalized terms used in this Waiver but not defined shall have the meanings ascribed to them in the Agreement.

1. Waivers of Seller. Effective as of the Closing, Seller waives the following conditions precedent in Sections 9.1(b)(i) and 9.1(b)(ii) of the Agreement to its obligation to consummate the Transaction:

(a) That United Overseas Bank Limited has consented in writing to the consummation of the Transaction under each of the Banking Facility Agreement dated 21 August 2019 between Kent Ridge Healthcare Singapore Private Limited (formerly known as Sheares HMO Private Limited) and United Overseas Bank Limited and the Deed of Debenture dated 16 October 2019 between Kent Ridge Healthcare Singapore Private Limited and United Overseas Bank Limited, as provided in Section 9.1(b)(i) of the Agreement.

(b) That Funding Societies Private Limited has consented in writing to the consummation of the Transaction under the Note issuance agreement (bolt term financing) dated 23 February 2022, along with the investment note certificate dated 24 February 2022 representing the aggregate value of S$100,000 between Kent Ridge Healthcare Singapore Private Limited as issuer, Chen Weiwen Kelvin as guarantor, Funding Societies Private Limited as an agent acting on behalf of the investors, and DBS Bank Limited Singapore as escrow agent, as provided in Section 9.1(b)(ii) of the Agreement.

2. Waivers of Purchaser. Effective as of the Closing, Purchaser waives the following conditions precedent in Sections 9.1(b)(i), 9.1(b)(ii), 9.2(f), 9.2(g) and 9.2(l) of the Agreement to its obligation to consummate the Transaction:

(a) That United Overseas Bank Limited has consented in writing to the consummation of the Transaction under each of the Banking Facility Agreement dated 21 August 2019 between Kent Ridge Healthcare Singapore Private Limited (formerly known as Sheares HMO Private Limited) and United Overseas Bank Limited and the Deed of Debenture dated 16 October 2019 between Kent Ridge Healthcare Singapore Private Limited and United Overseas Bank Limited, as provided in Section 9.1(b)(i) of the Agreement.

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(b) That Funding Societies Private Limited has consented in writing to the consummation of the Transaction under the Note issuance agreement (bolt term financing) dated 23 February 2022, along with the investment note certificate dated 24 February 2022 representing the aggregate value of S$100,000 between Kent Ridge Healthcare Singapore Private Limited as issuer, Chen Weiwen Kelvin as guarantor, Funding Societies Private Limited as an agent acting on behalf of the investors, and DBS Bank Limited Singapore as escrow agent, as provided in Section 9.1(b)(ii) of the Agreement.

(c) That the aggregate Cash of the Company and its Subsidiaries shall equal or exceed Ten Million Dollars ($10,000,000), as provided in Section 9.2(f) of the Agreement.

(d) That the designees of Seller listed on Exhibit A hereto are obligated to execute a Company Lock-up Agreement in respect of the Purchaser Shares owned beneficially and of record by such designees and set forth opposite their respective names on Exhibit A hereto, as provided in Section 9.2(g) of the Agreement. Notwithstanding the waiver set forth in the preceding sentence of this Section 2(d), Seller, as well as designees of Seller who own beneficially or of record Purchaser Shares that are not listed on Exhibit A hereto, must execute and deliver a Company Lock-up Agreement at Closing in order to satisfy the condition precedent to the obligation of Purchaser to consummate the Transaction described in Section 9.2(g) of the Agreement.

(e) That Kent Ridge Health Private Limited shall have irrevocably amended its Organizational Documents to remove “Kent Ridge” from its official name and the Company shall have furnished Purchaser and its counsel with evidence satisfactory to Purchaser and its counsel that all filings to effect such change in legal name have been duly made and are in full force and effect, as provided in Section 9.2(l) of the Agreement. Notwithstanding the waiver set forth in the preceding sentence of this Section 2(e), Kent Ridge Health Private Limited must irrevocably transfer to the Company, without additional consideration, all registered trademarks and logos for “Kent Ridge” free and clear of all Encumbrances and licenses and the Company shall furnish to Purchaser and its counsel evidence satisfactory to Purchaser and its counsel that such transfer has been completed and all new registrations to effect such transfer have been duly filed and are in full force and effect in order to satisfy the condition precedent to the obligation of Purchaser to consummate the Transaction described in Section 9.2(l) of the Agreement.

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3. General. The execution, delivery and effectiveness of this Waiver shall not operate as a waiver of any right, power or remedy of Purchaser or Seller under the Agreement nor constitute a waiver of any condition precedent or other provision of the Agreement, or any other documents, instruments or agreements executed and/or delivered under or in connection therewith, other than as expressly provided in the preceding Sections 1 and 2. This Waiver shall not constitute an amendment of the Agreement. The Agreement remains in full force and effect in accordance with the terms, which are hereby reaffirmed by each of Seller and Purchaser.

4. Governing Law. This Waiver shall be governed by and construed in accordance with the laws of the State of New York without regard to the conflict of law principles thereof (or any other jurisdiction) to the extent that such principles would direct a matter to another jurisdiction.

5. Counterparts. This Waiver (including Exhibit A hereto) may be executed in two counterparts, each of which will be deemed an original, but both of which together will constitute one and the same instrument. Counterparts may be delivered via facsimile, electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, Uniform Electronic Transactions Act or other applicable law) or other transmission method and any counterpart so delivered will be deemed to have been duly and validly delivered and be valid and effective for all purposes.

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IN WITNESS WHEREOF, this Waiver has been executed on behalf of each of Seller and Purchaser by their respective duly authorized officers on November 7, 2022.

PURCHASER:
8I ACQUISITION 2 CORP.

By:	/s/ Guan Hong (William) Yap
Name:	Guan Hong (William) Yap
Title:	Chief Financial Officer

SELLER:
WATERMARK DEVELOPMENTS LIMITED

By:	/s/ Kelvin Chen Wei Wen
Name:	Kelvin Chen Wei Wen
Title:	Director

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Exhibit A to Waiver

Name of Designee of Watermark Developments Limited	Number of Ordinary Shares of 8i Acquisition 2 Corp. not subject to Lock-up
TAN MENG DONG	200,000
CHAN FOOK MENG	50,000
WILKE SERVICES LIMITED	500,000
CHEE YIN MEH	250,000

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